UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2020

AAR CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-6263	36-2334820
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One AAR Place

1100 N. Wood Dale Road

Wood Dale, Illinois 60191

(Address and Zip Code of Principal Executive Offices)

Registrant’s telephone number, including area code: (630) 227-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, $1.00 par value	AIR	New York Stock Exchange
Chicago Stock Exchange
Preferred Stock Purchase Rights	AIR	New York Stock Exchange
Chicago Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule  405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b—2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On May 20, 2020, AAR Aircraft Services, Inc., a subsidiary of AAR CORP. (“AAR”, “we” or “us”) notified the Duluth Economic Development Authority, the lessor of our Duluth, Minnesota maintenance, repair and overhaul facility, of our election to terminate the lease and close the facility effective July 31, 2020 and also provided notice to the affected employees. The closure is a result of our continuing actions to address the impacts of the COVID-19 pandemic on the demand for air travel and our business.

The Duluth facility’s equipment will be transferred to other AAR maintenance, repair and overhaul stations, and we expect that any customer business will be absorbed by those other AAR facilities. We believe this action will result in improved operating profitability and a more efficient allocation of resources. We expect the closure of the Duluth facility to be substantially completed by the middle of fiscal 2021.

The closure is estimated to result in pretax total shutdown costs of approximately $2.5 million with the majority of the costs representing severance and workforce-related cash expenditures.

Item 7.01 Regulation FD Disclosure.

Additionally, we are providing an update on the actions we have taken to protect our employees and manage our costs in response to the COVID-19 pandemic.

The health and safety of our employees is our top priority, and we have implemented the following measures in order to help ensure their well-being:

•	Implementation of physical distancing measures
•	Enhanced cleaning procedures
•	Providing face masks and other PPE for usage
•	Implementation of temperature screenings at our operational locations
•	Allowing telecommuting where possible

We continue to monitor CDC guidance and best practices, and implement changes to our policies in order to continue to protect our employees.

As indicated in our last earnings call, we have taken a series of actions to align our cost structure with a decreasing demand environment for commercial airline business. These actions include:

•	Implementation of furloughs for approximately 1,000 full-time employees for ninety days with AAR paying the employee portion of monthly medical benefits costs
•	Elimination of approximately 425 employee positions and more than 500 contractor positions
•	Reductions in compensation for a majority of all active employees with a base salary of $75,000 or more and for the members of the AAR board of directors on a temporary basis
•	Consolidation of our Goldsboro, North Carolina facility into our Cadillac, Michigan facility
•	Consolidation of our Sacramento, California facility into our Clearwater, Florida facility
•	Temporary elimination of the 401k contribution
•	Implementation of a hiring freeze
•	Elimination of non-essential spending

We will continue to monitor the impacts of the pandemic on our commercial airline business and will make further cost adjustments as market conditions warrant.

This Form 8-K contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events, conditions or developments that we expect or anticipate may occur in the future and may relate to measures implemented to reduce costs and our ability to implement further actions in the future. Forward-looking statements may also be identified because they contain words such as ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘likely,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘seek,’’ ‘‘should,’’ ‘‘target,’’ ‘‘will,’’ ‘‘would,’’ or similar expressions and the negatives of those terms. These forward-looking statements are based on beliefs of our management, as well as assumptions and estimates based on information available to us as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including those factors set forth under ‘‘Risk Factors’’ under Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended February 29, 2020 and Part I, Item 1A in our Annual Report on Form 10-K for the year ended May 31, 2019, which are incorporated by reference herein. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2020
AAR CORP.

	By:	/s/ Sean Gillen
Sean Gillen
Vice President, Chief Financial Officer